Exhibit 99.1

Encorium Group Reports 2006 Fourth Quarter and

Year End Financial Results

Company to Hold Conference Call at 11:00 AM ET

Fourth Quarter Highlights and Forward Looking Statements

•	Results include two months of consolidated operations following the closing of business combination with Remedium Oy on November 1, 2006;

•	Fourth quarter results impacted by amortization charges and deal-related costs associated with the business combination with Remedium;

•	The Company expects to report record net revenue in the first quarter of 2007 in the range of $7.9 million to $8.3 million;

•	Net revenues for 2007 are expected to be at the upper end of previously announced range of $30 million to $34 million;

•	The Company’s pipeline of new business opportunities is in excess of $30 million;

•	The Company expects to return to profitability in the first quarter of 2007 on an EBITDA basis.

WAYNE, PA, March 19, 2007 — Encorium Group, Inc. (Nasdaq: ENCO), a leader in the design, development, and management of complex clinical trials and patient registries for many of the world’s leading pharmaceutical and biotechnology companies, today announced its financial results for the fourth quarter ended December 31, 2006 (see attached tables).

These financial results include combined operations for the months of November and December following the November 1, 2006 closing of Encorium’s business combination with Remedium Oy, a privately owned, full-service contract research organization (CRO) based in Espoo, Finland.

Kenneth M. Borow, M.D., President and Chief Executive Officer of Encorium, commented, “Our focus over the past year has been to create a company that is poised for sustained revenue growth and profitability. Our combination with Remedium has allowed Encorium to leverage a significantly larger geographic footprint in Europe with our strong North American presence to compete for large global clinical trials. We believe that our recent contract win of a large multi-national clinical trial in prostate cancer, which we announced in December 2006, was an excellent indication of our ability to effectively compete as a combined entity. We are continuing to aggressively pursue these types of new business opportunities as a result of our enhanced global capabilities. In addition, we have expanded our Early Phase Development capabilities to broaden the number of entry points for new business opportunities as well as strengthen our ability to support multi-phase clinical research programs for drugs, biologics and medical devices.”

2006 Fourth Quarter Financial Results

Dr. Borow continued, “It is important to note that our GAAP basis results for the fourth quarter of 2006 were significantly affected by a number of factors including non-cash amortization expense associated with intangibles acquired in the Remedium acquisition ($332,000), merger related expenses ($225,000), and non-cash charges related to the application of SFAS 123R ($89,000). The aforementioned charges reduced our operating income by $646,000 in the fourth quarter of 2006 compared to the prior year fourth quarter.”

Net revenue for the fourth quarter of 2006, excluding reimbursement revenue, increased to $6.1 million from $2.1 million for the comparable prior year period. Net revenues for the former Covalent Group totaled $3.5 million and Remedium’s revenues for November and December totaled $2.6 million. The growth in net revenues was primarily due to strong revenue growth in North America resulting from newly obtained contracts during 2006 as well as the addition of Remedium’s revenues for the months of November and December. The positive trend in the growth of North American net revenues, compared with 2005 quarterly results, began in the second quarter of 2006 and continued through the end of 2006.

Direct expenses for the quarter ended December 31, 2006, excluding the reimbursement for out-of-pocket expenses, were $3.9 million versus $1.8 million in the prior year period. These expenses decreased as a percentage of net revenue to 64% from 82% for the comparable prior year period. The improvement in gross profit margin was largely due to significant improvements in the utilization of Encorium’s clinical staff in North America during the fourth quarter of 2006 compared to the fourth quarter of 2005.

Gross margin narrowed from the second and third quarters of 2006 as a result of decreased utilization of clinical trial personnel during the November and December holiday season due to increases in holiday and vacation time taken during this period. This type of seasonal fluctuation in gross margin is typical in Encorium’s business during the fourth quarter. The Company expects first quarter 2007 gross margin to return to the 38% to 42% range.

The Company’s selling, general, and administrative (SG&A) expenses were $2.8 million for the fourth quarter ended December 31, 2006, as compared to $980,000 in the prior year period. SG&A expenses remained flat as a percentage of net revenues at 46% for both the 2005 and 2006 periods, despite the Company incurring $225,000 in merger related charges as a result of the Remedium business combination. Encorium reported depreciation and amortization expenses of $437,000 in the fourth quarter of 2006, as compared to $118,000 in the prior year period. This increase is the result of the Company recording $332,000 of amortization expense associated with intangible assets acquired in the combination with Remedium.

Effective January 1, 2006, the Company adopted SFAS No. 123R, “Share Based Payments”, (SFAS 123R) which resulted in incremental stock-based compensation expense of $89,000 for the three month period ended December 31, 2006. SFAS 123R requires the cost of all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair value at grant date over the requisite service period. The total estimated annual increase in share-based compensation expense relating to the adoption of SFAS 123R for the twelve months ended December 31, 2006 was $390,000.

On a GAAP basis, the Company reported a net loss of $1,030,000, or $0.07 per share, compared to a net loss of $659,000, or $0.05 per share, for the comparable prior year period. Remedium’s portion of the net loss for the fourth quarter was $275,000.

2006 Financial Results

Net revenue for the twelve months ended December 31, 2006, excluding reimbursement revenue, increased by 47% to $15.3 million versus $10.4 million for 2005. This reflects an increase in the number of clinical studies, higher overall contract values for existing clinical trials being managed by the Company during 2006, and the inclusion of Remedium’s net revenues for the months of November and December which totaled $2.6 million.

Direct expenses increased to $9.7 million, or 63% of net revenue, for the year ended December 31, 2006, from $7.4 million, or 71.5% of net revenue, for the year ended December 31, 2005. SG&A expenses for the year ended December 31, 2006 were $5.7 million, or 37.3% of net revenue, compared to $4.1 million, or 39.2% of net revenue for the prior year. On a GAAP basis, the Company reported a net loss for the twelve months ended December 31, 2006 of $494,000, or $0.04 per share, an improvement of $1.0 million, or $0.07 per share, from a net loss of $1.5 million, or $0.11 per share, in 2005. Earnings before interest, taxes, depreciation and amortization (EBITDA) was a slightly negative $58,000 ($757,772 operating loss less $699,286 depreciation and amortization) for the twelve months ended December 31, 2006 versus a $1.1 million loss ($1,625,100 operating loss less $510,338 depreciation and amortization) for 2005 as a result of the operating improvements noted above.

Financial Position

Encorium’s balance sheet at December 31, 2006 reflected cash and cash equivalents of $5.5 million compared with $7.1 million at December 31, 2005 and shareholders’ equity of $17.3 million compared with $6.3 million at December 31, 2006. The decline in cash on hand resulted primarily from the payment of $2.5 million to the former Remedium shareholders as part of the purchase price consideration and the payment of deal related costs.

Investor Conference Call

Encorium will hold a conference call on March 19, 2007 at 11:00 AM to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com, or by going directly to:

http://investor.shareholder.com/media/index.cfm?c=ENCO&e=1&mediakey=A4E03E01141AA57691994DA67BE1BDE6. (Due to its length, this URL may need to be posted into your Internet browser’s address field. Remove the extra space if one exists.)

Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available for 30 days. A telephone audio replay will also be available through March 22, 2007, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering conference ID number 2200054 when prompted.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, vaccines, infectious diseases, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics. In addition, Encorium Group, in collaboration with its Brazilian strategic partner, offers full-service CRO capabilities in South and Central America.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Encorium and Remedium and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

Encorium Group, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net revenue	$6,080,124	$2,147,469	$15,325,822	$10,403,079
Reimbursement revenue	883,928	256,172	2,358,691	2,323,921

Total Revenue	6,964,052	2,403,641	17,684,513	12,727,000

Operating Expenses
Direct	3,911,645	1,769,064	9,652,920	7,441,145
Reimbursement out-of-pocket expenses	883,928	256,172	2,358,691	2,323,921
Selling, general and administrative	2,796,868	979,726	5,731,388	4,076,696
Depreciation and amortization	437,106	118,167	699,286	510,338

Total Operating Expenses	8,029,547	3,123,129	18,442,285	14,352,100

Loss from Operations	(1,065,495)	(719,488)	(757,772)	(1,625,100)
Interest Income	60,909	63,403	293,061	150,112
Interest Expense	(6,482)	(2,745)	(10,883)	(9,751)

Net Interest Income	54,427	60,658	282,178	140,361

Loss before Income Taxes	(1,011,068)	(658,830)	(475,594)	(1,484,739)
Income Tax Expense	18,817	—	18,817	—

Net Loss	$(1,029,885)	$(658,830)	$(494,411)	$(1,484,739)

Net Loss per Common Share
Basic	$(0.07)	$(0.05)	$(0.04)	$(0.11)
Diluted	$(0.07)	$(0.05)	$(0.04)	$(0.11)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	13,990,321	13,348,269	13,990,321	13,346,915
Diluted	13,990,321	13,348,269	13,990,321	13,346,915

Encorium Group, Inc.

Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$5,533,093	$7,104,081
Investigator advances	1,299,682	1,009
Accounts receivable, less allowance of $97,000 and $35,093 for 2006 and 2005, respectively	6,583,393	1,109,781
Prepaid expenses and other	231,934	312,408
Prepaid taxes	333,381	13,040
Costs and estimated earnings in excess of related billings on uncompleted contracts	1,430,045	383,598

Total Current Assets	15,411,528	8,923,917

Property and Equipment, Net	1,048,219	897,189
Intangible Assets
Goodwill	15,372,540	—
Other Intangibles, Net	6,197,584	—
Other assets	267,179	21,665

Total Assets	$38,297,050	$9,842,771

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,392,260	$405,384
Accrued expenses	3,111,614	231,249
Accrued acquisition costs	5,714,780	—
Deferred Taxes	623,972	—
Obligations under capital leases	29,205	26,314
Billings in excess of related costs and estimated earnings on uncompleted contracts	3,673,435	1,344,794
Customer advances	4,774,112	1,020,102

Total Current Liabilities	19,319,378	3,027,843

Long Term Liabilities
Obligations under capital leases	7,790	36,995
Deferred Taxes	1,093,254	—
Penion liabilities	225,771	—
Other liabilities	349,024	465,369

Total Long Term Liabilities	1,675,839	502,364

Total Liabilities	20,995,217	3,530,207

Stockholders’ Equity
Common stock, $.001 par value 35,000,000 shares authorized, 17,498,575 and 13,501,333 shares issued and outstanding respectively	17,499	13,502
Additional paid-in capital	23,720,213	12,028,415
Accumulated deficit	(5,912,527)	(5,418,116)
Accumulated other comprehensive income	174,872	147,737

Less:	18,000,057	6,771,538
Treasury stock, at cost, 230,864 shares and 152,932 shares	(698,224)	(458,974)

Total Stockholders’ Equity	17,301,833	6,312,564

Total Liabilities and Stockholders’ Equity	$38,297,050	$9,842,771

CONTACT:	OR	INVESTOR RELATIONS COUNSEL:
Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq., (610) 975-9533		Adam Prior, (212) 836-9606
Chief Financial Officer		aprior@equityny.com
lhoffman@encorium.com www.encorium.com		www.theequitygroup.com